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                                                                    EXHIBIT 99.1


Contact:

Media:                         Investors:
Daniel Budwick                 Ann Tanabe                        Hershel Berry
BMC Communications             Encysive Pharmaceuticals          The Trout Group
(212) 477-9007 ext. 14         (713) 796-8822                    (415) 392-3385


FOR IMMEDIATE RELEASE

     ENCYSIVE PHARMACEUTICALS APPOINTS J. KEVIN BUCHI TO BOARD OF DIRECTORS


HOUSTON, TX, JUNE 23, 2004 - Encysive Pharmaceuticals (NASDAQ:ENCY) today announced that J. Kevin Buchi, 49, has been elected to the Company's Board of Directors and appointed to serve on the Audit Committee. Mr. Buchi's appointment brings to 11 the number of directors.

Mr. Buchi is Senior Vice President, Finance and Chief Financial Officer of Cephalon, Inc. Mr. Buchi has helped guide Cephalon through several financings, product and company acquisitions, and in the development and execution of successful growth strategies. Prior to Cephalon, Mr. Buchi held positions at E.I. duPont de Nemours and Company, PricewaterhouseCoopers, and Eastman Kodak Co. Mr. Buchi holds a BA in Chemistry from Cornell University and an MBA from Kellogg Graduate School of Management at Northwestern University. He is also a Certified Public Accountant.

"Kevin's extensive experience and success in the biotechnology industry will be invaluable as we move closer towards the commercialization of Thelin(TM), our lead product candidate in Phase III development for pulmonary arterial hypertension," said John M. Pietruski, Chairman of the Board of Encysive Pharmaceuticals. "We are pleased to welcome Kevin to the Board and will look to his expertise in the coming months and years."

ABOUT ENCYSIVE PHARMACEUTICALS

Encysive Pharmaceuticals Inc., a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs, is recognized for our expertise in small molecule drug development and vascular biology. Argatroban, our first FDA-approved product, is being marketed by GlaxoSmithKline for heparin-induced thrombocytopenia. Encysive Pharmaceuticals is in Phase III development of the endothelin antagonist, Thelin, for pulmonary arterial hypertension. Our majority-owned affiliate, Revotar Biopharmaceuticals AG, is in Phase II development with the selectin antagonist bimosiamose in asthma, psoriasis and atopic dermatitis. Encysive Pharmaceuticals has several other research and development programs ongoing for a range of cardiovascular and inflammatory diseases. To learn more about Encysive Pharmaceuticals please visit our web site: www.encysive.com.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are timing and cost of our clinical trials, attainment of

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                                                                    EXHIBIT 99.1


research and clinical goals and milestones of product candidates, attainment of required government approvals, sales levels of our products and availability of financing, and revenues sufficient to fund development of product candidates and operations. In particular, careful consideration should be given to cautionary statements made in the various reports Encysive Pharmaceuticals, including as Texas Biotechnology Corporation, has filed with the Securities and Exchange Commission. The company undertakes no duty to update or revise these forward-looking statements.

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